STARTEC GLOBAL COMMUNICATIONS CORPORATION

           OFFER TO EXCHANGE ITS 12% SERIES A SENIOR NOTES DUE 2008 FOR ANY AND ALL OF ITS OUTSTANDING 12% SENIOR NOTES DUE 2008



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THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON NOVEMBER       , 1998 UNLESS EXTENDED BY THE COMPANY.
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To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:



     STARTEC GLOBAL COMMUNICATIONS CORPORATION (the "Company") is offering upon the terms and conditions set forth in the Prospectus, dated October , 1998 (as the same may be amended from time to time, the "Prospectus"), and in the related Letter of Transmittal enclosed herewith, to exchange (the "Exchange Offer") its 12% Series A Senior Notes due 2008 (the "Exchange Notes") for an equal principal amount of its 12% Senior Notes due 2008 (the "Old Notes" and together with the Exchange Notes, the "Notes"). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions relating to the Old Notes and except that the Exchange Notes will not contain certain provisions relating to an increase in the interest rate which were included in the Old Notes under certain circumstances relating to the timing of the Exchange Offer. Old Notes may only be tendered in integral multiples of $1,000.

     THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER -- CONDITIONS TO EXCHANGE OFFER" IN THE PROSPECTUS.

     Enclosed herewith for your information and forwarding to your clients for whom you hold Old Notes registered in your own name or in the name of your nominee, are copies of the following documents:

     1. The Prospectus, dated October , 1998.

     2. The Letter of Transmittal to exchange Old Notes for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange Old Notes.


     3. A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer.


     4. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

     5. Form of Certification of Taxpayer Identification Number on Substitute Form W-9.

     Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note the Exchange Offer will expire at 5:00 p.m., New York City time, on November , 1998, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Old Notes registered in your name or in the name of your nominee as quickly as possible.


     In all cases, exchanges of Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of
(a) certificates representing such Old Notes, (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

     If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be offered by following the guaranteed delivery procedure described in the Prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures."

     The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.


     The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of Old Notes pursuant to the Exchange Offer. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Notes to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.


     Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus.

                                        Very truly yours,

                                        STARTEC GLOBAL COMMUNICATIONS
                                        CORPORATION


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.